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                                                                   Exhibit 10.16

[ACTIVBIOTICS(R) LOGO]

February 27, 2005

Suzanne Cadden, M.Sc.
2782 Termini Terrace
Mississauga, Ontario L5M 5S3

Dear Suzanne:

1 am pleased to offer you the position of VICE PRESIDENT, REGULATORY AFFAIRS AND CANADIAN OPERATIONS, with ActivBiotics (Canada) Inc., on the following terms and conditions:

Your start date will be March 21, 2005, which shall be your service date for all purposes. You acknowledge and agree that there is no recognition of service with your previous employer for any purpose.

In this position, you will report to Steven C. Gilman, Ph.D, PRESIDENT. You will be responsible for all aspects of global regulatory affairs as well as for managing the Company's operations with respect to ongoing or planned clinical studies and contract manufacturing activities in Canada. You may be assigned other duties from time to time commensurate with your position. Your principal work location will be in your home office in Toronto, Canada, but you may be required to travel from time to time for the purposes of carrying out your duties and responsibilities, including, but not limited to, being present at the ActivBiotics (US) Inc. facility located in Lexington, MA. We expect your maximum time commitment to be present at the US facility in Lexington, MA will be 2 full days/week for the first 4 weeks and thereafter for 2 full days every other week.

Your annual base salary will be $210,000 payable in semi-monthly installments of $8,750.00 in accordance with the Company's normal payroll practice. You will also participate in our annual bonus program, wherein you will be eligible to earn up to 25% of your annual base salary. Any bonus payout will be based upon your individual performance against agreed upon objectives, as well as company and management team performance against objectives. Bonus is entirely discretionary on the part of the Company and there is no guarantee of a bonus in any particular year. Under no circumstances is the bonus to be considered part of your base salary or other regular employment income. If your employment ceases for any reason, you will not be entitled to any bonus payable after your last day or active service. Bonus payments may be made in cash, stock or a combination of both, at the discretion of the Board of Directors. Any bonus payment applicable to 2005 shall be pro-rated based on your start date with the Company.

You will also be eligible to participate in the Company's stock option plan (the "Plan") with an initial grant of an option exercisable for 580,000 shares (the "Option"). The Plan, and this initial grant, including the strike price thereof, is subject to the approval of the Company's Board of Directors. If approved, the Option will be subject to the terms and conditions of the Plan. The Stock Option Agreement that you will be required to sign as a condition of participation in the

     ActivBiotics, Inc. 128 Spring Street, Lexington, MA 02421 781-372-4800
                                Fax 781-274-9129

                              www.activbiotics.com

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Plan (the "Option Agreement") will include, among other things, a vesting schedule stating that the Option will vest 25% on the anniversary of the date you commence employment with the Company, and then annually thereafter over a period of three years from such anniversary, provided you remain actively employed with the Company on each applicable vesting date. Should the Company dissolve or otherwise cease to exist for any reason, your entitlements relative to the Options shall be governed by the Plan terms, including any entitlement to convert Company common stock owned to ActivBiotics (US) Inc. common stock in certain circumstances. Any additional Options granted will be subject to their applicable option agreement and the option plan then in effect. Suzanne, this award represents an important equity position in the Company and we look forward to working together to continue build the value of this company.

You will be eligible to participate in a comprehensive benefits package commensurate with the benefits presently by employees of ActivBiotics, Inc., including with respect to:

-    Health and dental insurance

-    Long and short term disability insurance

-    8 fixed and 4 floating holidays

-    Membership in a 401K retirement plan (or equivalent)

-    Direct deposit of payroll (OPTIONAL)

- Four (4) weeks (20 days) paid vacation time per year (pro-rated for 2005 based on your start date).

Your employment with the Company may be terminated for Cause at any time. In such event you will not be entitled to receive any further compensation or benefits whatsoever other than those which are accrued but unpaid up to the date of notice of termination.

     For purposes of this letter:

     "Cause" shall include, but not be limited to, any one or more of the following: (i) your substantial and continuing failure to perform the material responsibilities of your position in a competent manner, provided you first receive notice from the Board or the President of such failure and such failure is not corrected within 30 days of such notice; (ii) your willful misconduct fraud, or material dishonesty that results in material harm to the Company;
(iii) your breach of fiduciary duty to the Company; (iv) your disregard of the rules or policies of the Company or directions from the Board or the President of the Company, which results in material harm to the Company; (v) your commission of an act which constitutes unfair competition with the Company or which induces any customer or supplier to breach a contract with the Company;
(vi) your material breach of the Invention and Non-Disclosure agreement or any other agreement executed by you with the Company; or (vii) any other grounds at common law for which an employer is entitled to dismiss an employee summarily.

Should the Company terminate your employment due to its dissolution or discontinuation of operations, we fully expect to discuss with you employment opportunities that may be available with ActivBiotics (US) Inc. However, nothing in this preceding statement should be considered as a binding obligation or entitlement to provide you alternative employment, benefits, salary or any compensation whatsoever should the Company dissolve or otherwise discontinue its operations.

If your employment is terminated by the Company without Cause, the Company shall provide you a separation package ("Separation Package") whereby the Company shall pay you, in accordance with its normal payroll practice, an amount equivalent to your base salary at the base salary rate in effect as of the date you are notified of termination from now until the earlier of: 5 months from your termination date and the date you obtain alternate employment ("Salary

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Continuance Period"). Alternate employment shall mean full-time employment in the pharmaceutical industry in a position comparable to your position with the Company. However, under no circumstances shall the Separation Package be less than the greater of: (i) an amount equivalent to 3 months' base salary at the base salary rate as of the date you are notified of termination; or (ii) the minimum amounts required to be paid under applicable employment standards legislation. As part of the Separation Package, benefits coverage shall be continued for the minimum period required by applicable employment standards legislation. Other than the salary and benefits continuation described in this paragraph, you will not be entitled to any other compensation or benefits of employment during the Salary Continuance Period, including, without limitation, vacation pay, bonus, and the issuance or vesting of stock options.

You agree that the Separation Package described above is reasonable notice of termination and specifically includes all amounts owing for termination and/or severance pay under any contract, statute, common law or otherwise. You further agree that you will execute a general release in a form and substance that is reasonable and satisfactory to the Company prior to you receiving any payments under the Separation Package.

Prior to your start date, you must verify that the performance of your position at the Company does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company.) Your employment is conditional upon the absence of any such conflicting agreements. Please provide us with a copy of any potentially conflicting agreements for our review. You will also be required to sign the Company's standard Invention and Non-Disclosure Agreement (INA), which is enclosed. Your execution of and continued compliance with the INA is also a condition of your employment with the Company.

Upon commencement of employment on your start date under the terms of this letter, you shall be entitled to a signing bonus of $5,000, which shall be paid to you within 30 days of your start date.

All payments and benefits described in this letter are in Canadian Dollars and are subject to standard and applicable withholdings and deductions.

This employment offer letter and the INA attached hereto supersedes and replaces all prior negotiations and/or agreements made between you and the Company, whether oral or written and your agreement to the terms and conditions in this employment offer and signing of this letter has not been induced by, nor do you rely upon or regard as material any representations or writings whatsoever not incorporated into and made a part of this employment offer letter.

Suzanne, we are confident that you will make important contributions to ActivBiotics (Canada) Inc., and we look forward to working with you. This offer will be open for acceptance until March 4, 2005. Please do not hesitate to contact me if you have any questions. In order to accept the position as offered, please sign this letter, the attached INA and application for employment for our records, and return both to me.

Sincerely,


/s/ Steven C. Gilman
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Steven C. Gilman, PhD
President
ActivBiotics (Canada) Inc.

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I have received a copy of this letter. I have read, considered and understood and hereby accept its terms and conditions. I acknowledge having been given an opportunity to obtain legal consultation and advice with respect to the terms and conditions contained in this letter, and execute this agreement freely and voluntarily with full understanding of its contents. I agree to sign and be bound by the attached Invention and Non-Disclosure Agreement. This employment offer and my employment hereunder have not been induced by any representations of the Company not contained herein.


/s/ Suzanne Cadden
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Suzanne Cadden